EXHIBIT 15 - LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION




Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 10549


RE:      ITI Technologies, Inc. Registration Statements on Form S-8
(Registrations No. 33-89826, No. 333-08943, No. 333-08945, and No. 333-23751)

We are aware that our report dated April 28, 1998, on our reviews of interim financial information of ITI Technologies, Inc. for the periods ended March 31, 1998 and 1997, and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1998, is incorporated by reference in these registration statements. Pursuant to Rule 436 (c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.
Minneapolis, Minnesota
May 8, 1998